LEASE AGREEMENT AND AMENDMENT TO LEASE AGREEMENT



                    LEASE AND OPTION TO PURCHASE AGREEMENT

THIS AGREEMENT made and entered into as of this _____day of ____________, 1984 by and between HEIDELBERG SILVER MINING COMPANY, INC., an Idaho corporation, hereinafter called "Owner", and PACIFIC COAST MINES, INC., a Delaware corporation, hereinafter called "Lessee ", as follows:

1.  Demise

Owner, in consideration of the sun of Ten 'Thousand Dollars ($10,000.00) paid to Owner by Lessee, receipt of which is hereby acknowledged, and of the rents, covenants and conditions herein agreed to be paid, kept and performed by Lessee, does hereby lease to Lessee those certain unpatented mining claim (the "claims") situated in the County of Sanders, State of Montana, located in Township 27 North, Range 31 West, M.P.M. and more particularly described in Exhibit "A" attached hereto.

To have and to hold the said claims for the sole purpose of exploring, mining and removing all of the minerals, mineral substances, metals, ore bearing materials and rocks of every kind, except oil and gas, within the claims.

2.  Duration

The term of this Agreement shall be a period of ten (10) years from the date hereof, or for as long as Lessee explores or mines the claims for minerals or ore deposits, whichever is longer unless sooner terminated or cancelled as hereinafter provided.

3.  Net Profits Interest, Recovery of Investment, and Minimum Payments

(a)  Net Profits Interest

From and after such time as Lessee shall have recovered its Investment, as hereinafter defined, Owner shall have thirty percent (30'/.) Net Profits Interest in the claims, which shall be calculated and paid by Lessee in the manner set forth in Exhibit "B" attached hereto.

In the event that Owner's claims are lost or invalidated through any gave governmental action, or in the event that Lessee asserts extralateral rights to mine areas appurtenant to Lessee's IIR claims, Lessee agrees to pay owner ten percent (10'/.) of the Net Profits, calculated and paid by Lessee in the manner set forth in Exhibit "B" attached hereto, for any minerals removed and sold by Lessee from beneath the vertical boundaries of the claims listed in Exhibit "A" as they existed of record on the date of this Agreement; said claim are depicted an the map attached hereto as Exhibit "C". 'The provisions of this Section 3(a) shall survive the termination of this Agreement.


Submission page 62 of 98

(b)  Recovery of Investment

For purposes of this Section, the term "Investment" shall be deemed to mean all costs and expenses, as defined in Section 3 of Exhibit "B" expended by Lessee prior to the "Occurrence of Production" as hereinafter defined.

"Occurrence of Production" shall be deemed to occur upon the first day of the calendar month first following three (3) months of operation at sixty percent (60'/.) capacity of Lessee's mill, plant, or heap leach recovery system, in connection with mineral product from the claims.

All "Gross Revenues" as defined in Section 2 of Exhibit "B!' except for five percent (5%) of the "Net Profits" as defined in Section 1 of Exhibit "B", shall be paid to or retained by Lessee until such time as Lessee shall have recovered its investment, plus interest an all portions of said investment made by Lessee with non-borrowed monies at the weighted average of prime rates throughout each such year as established by the Bank of America. Said five percent (5%) of the Net Profits shall be paid to Owner until such time as Lessee has fully recovered its Investment as defined in Section 3(b) hereof.

(c)  Minimum Payments

During the continuance of this Agreement, and subject to the provisions of this Agreement, Lessee shall make minimum payments to Owner in the following amounts for each lease-year after the first, payable at the commencement of each such year:

     Second lease-year       $     10,000.00
     Third lease-year        $     15,000.00
     Fourth lease-year       $     20,000.00
     Fifth lease-year and
     Annually thereafter     $     25,000.00

All minimum payments made pursuant to this Section 3(c) shall be credited in full on, and deducted from, any net profits payments hereunder, or shall be credited toward the total purchase option price of the claims specified in
Section 5. Should Lessee elect to exercise its option to purchase the claims, Owner's Net Profits Interest shall terminate.

4.  Work Commitment

Without limiting its obligation to perform assessment work pursuant to
Section 13 hereof, and subject to the provisions of this Agreement, Lessee shall make expenditures or costs and expenses as defined in Exhibit "B" on or for the benefit of the claims in accordance with the following schedule:

     First lease-year     $     25,000.00
     Second lease-year    $     35,000.00
     Third lease-year     $     50,000.00
     Fourth lease-year    $     75,000.00
     Fifth lease-year     $     100,000.00
     Sixth lease-year     $     100,000.00

Submission page 63 of 98

Any expenditure in any year in excess of the above indicated amount will be credited towards the required expenditures in subsequent years.

Lessee may tender to Owner during any lease-year a cash payment equal to one-half (1/2) of the unfulfilled work expenditure required in that lease-year through the third lease-year and one-third (1/3) of the unfulfilled work expenditure thereafter, provided that Lessee has first performed the required annual assessment work. Such cash payment shall satisfy all unfulfilled work expenditures for that year.

The parties understand that the commencement, conduct and completion of the wok commitment for each lease-year is contingent upon adequate and timely approval by the U. S. Forest Service or any federal or state agency having regulatory authority. If such approval cannot be obtained without unreasonable delay, then Lessee shall not be required to carry out the work commitment for that lease-year. If work is deferred due to lack of reasonable access, the expenditures required pursuant to this Section 4 will be undertaken sequentially from the work commitment schedule, one year at a time, without aggregation, regardless of the lease-year.

"Lease-year" shall any full year in which this Agreement remains in full force and effect commencing on the date hereof or any anniversary date hereof. For the purposes of the work commitment specified in this Section 4, "Lease-year" shall one year from the date that satisfactory approval is obtained to conduct work an the claims.

5.  Option to Purchase

Owner hereby grants to Lessee the exclusive option, exercisable at any time during the period three (3) years from the date hereof, to purchase the claims for a total cash consideration of Two Million Five Hundred Thousand Dollars ($2,500,000.00). Within ten (10) days of receipt of such notice, an escrow shall be opened with a mutually agreeable escrow holder. The closing of the escrow shall take place no sooner than January 15, 1988. The escrow shall be upon the following conditions:

(a) Lessee shall deposit, in cash, the purchase price specified herein, which cash the escrow holder shall hold for the account of Owner when Owner shall convey all the right, title and interest of in the claims to Lessee free and clear of all liens and encumbrances except those of record and such others as Lessee may accept in writing.

(b) Owner shall pay for the revenue stamps, if any, and Lessee shall pay all recording costs. The costs of escrow shall be evenly divided between Owner and Lessee. Proration of taxes shall be on the basis of thirty (30) day month. Where not otherwise provided for, the escrow holder's standard escrow terms and conditions shall apply.

(c)  Time shall be of the essence for the sale and purchase.

6.  Title Representation and Warranties

(a)  Representations of Owner

Owner represents that it owns the full and undivided interest in and to the claims; that it has not assigned or encumbered its interest in the claims; that all of the claims are good and valid, not in conflict with any other

Submission page 64 of 98
mining claims except those of Lessee, and located, staked, filed and recorded on available public domain land in compliance with all applicable state and federal laws and constitute a compact group of contiguous and adjoining claims without interior gaps; that all necessary assessment work for all assessment years up to and including the assessment year ending on September 1, 1984, was timely and properly performed and that appropriate affidavits evidencing such work have been timely and properly recorded; that all filings with the Bureau of Land Management with respect to the claim which are required by the Federal Land Policy and Management Act of 1976 have been timely and properly made; that there are no actions, or administrative or other proceedings pending or threatened against or affecting the claims; and that it has the full and unrestricted right to enter into and perform this Agreement without obtaining the consent or participation of any other party. Owner further warrants and will forever defend the title of Lessee, its successors and assigns, in the claims.

7.  Use of Claims

Lessee shall have the exclusive right and privilege to prospect for, explore and examine, mine, mill, prepare for market, store, market and remove from the claims all minerals, mineral substances, metals, ores, ore bearing materials and rocks of every kind, including the right of ingress and egress for personnel, machinery, equipment, supplies and product through and upon the claims, the right to use so much of the surface as may be needed for such purposes, and the right to use water from the claim.

8.  Environmental Protection

Lessee agrees to maintain all activities on the claim in strict accordance with all laws, ordinances and regulations relating to the protection of the environment and to make reasonable efforts to minimize the impact of its operations upon the existing ecology.

9.  Protection of Owner

Lessee agrees to take precautions while conducting hazardous operations to avoid injury to persons or property rightfully on the claims, and to protect and hold the Owner harmless from actions, claims, damages or loss arising from any activities conducted, or conditions created by Lessee under this Agreement.

10.  Access to Claims and Inspection of Records

In the event mining is conducted under this Agreement, all such work shall be open to representatives of Owner for inspection at all reasonable times, which representatives shall have the right, at the risk of Owner and such representatives, to go upon the claims for this purpose, and Lessee shall render all necessary assistance to such representatives in connection therewith. Owner shall have such representatives comply with all applicable rules and regulations of Lessee affecting its operations upon the claims.

During the term of this Agreement, the duly authorized representatives of shall have the right at reasonable times to inspect the books and engineering and other records of Lessee relating to this Agreement for the purpose of verifying the computations of net profits payments and work commitment expenditures. Owner agrees to treat all information acquired hereunder as confidential.


Submission page 65 of 98

11.  Remedies for Defects in Title

In the event of Owner's failure to promptly remedy any defect in title or to pay, when due, taxes, mortgages or other liens against the claims, Lessee shall have the right, but shall not be obligated to remedy such defects or to pay such past due amounts, and, if it does so, Lessee shall be subrogated to all the rights of the holder thereof, and Owner shall reimburse Lessee within twelve (12) months from the time of performing such acts of making such payments for all costs and expenses of Lessee. Any royalties due or accruing to Owner during said twelve (12) months' period may be credited against the sum to be reimbursed. The provisions of this Section shall survive any termination of this Agreement.

If Owner owns less than the entire undivided interest in all of the claims, all payments to be made by Lessee hereunder shall be reduced by the sane proportion thereof as the interest of Owner in the claims bears to the entire ownership interest in the claims.

12.  Relocation of Claims; Patent Applications

Lessee may cure defects in the location, recordation or filing of the claims comprising a part or all of the claims. Lessee, at its discretion, may relocate, amend, restake, refile, and rerecord any claim or claims, or documents associated therewith.

This Agreement shall constitute full and irrevocable power and authority during the term hereof for Lessee to apply for a United States mineral patent in the name of Owner to any or all of the claims, and Owner agrees to assist in such application in a manner requested by Lessee. Where required for restating or relocation, Owner agrees to execute notices of abandonment of mining claim or apply for a United States mineral patent to any or all of such mining claims as my be requested by Lessee, but if action is unsuccessful or the application is rejected in whole or in part, Lessee shall not be liable to for such loss in any manner whatsoever, provided Lessee has proceeded in good faith in taking such action or making such application or requesting the same of Owner. The rights of Lessee and Owner under this Agreement shall extend to any and all such amended, relocated, and patented mining claim.

13.  Annual Assessment Work

During the term of this Agreement, Lessee shall make all expenditures for labor and Improvements requisite to hold and protect the possessory rights and titles or interest of Owner in and to the unpatented mining claims described in Section 1, and shall make and file the necessary affidavits attesting thereto pursuant to the Statutes of the United States and the State of Montana.

14.  Taxes

Lessee shall pay all taxes assessed against any improvements which it may place on the claims and shall also pay any increase in taxes on the claims due to its operations thereon. Lessee may take action as it deems proper to obtain a reduction in or refund of taxes paid or payable by it and in connection therewith my defer the payment of taxes. Owner shall cooperate with Lessee in connection with the foregoing. Owner shall pay all taxes levied upon the rental or royalty payments due or paid under the terms of this Lease or an the right to receive the same.

Submission page 66 of 98

15.  Cancellation by Owner

In case of failure of Lessee to keep and perform its obligations under this Lease, Owner may give to Lessee written notice of default, specifying the details of the same. If such default is not remedied within thirty (30) days after the receipt of said notice, provided the same can reasonably be done within that time, or if not, if Lessee has not within that time commenced action to cure the same and does not thereafter diligently prosecute such action to completion, then this Agreement my be cancelled at the option of Owner by written notice to Lessee which remedy shall be exclusive. No forfeiture, however, shall be based an a default hereunder or an a failure to remedy the sane, when resulting from any cause beyond the control of Lessee including, without limitation, the Force Majeure provisions of Section 17.

16.  Termination by Lessee

Lessee may at any time terminate this Agreement by tendering to Owner a written release thereof and a quitclaim deed to that portion of Lessee's mining claims that are overlapping the Owners claims, in proper form for recording, and thereupon Lessee shall be released from all further obligations and liabilities hereunder, except to account for and make payments accrued during the life hereof. Tender of the release may be made by mailing same to Owner at the address then in effect under Section 18 hereof. Lessee my record a duplicate of said release and quitclaim deed in the same office as the short form lease agreement, hereinafter mentioned, was recorded.

17.  Force Majeure

The obligations of Lessee herein, express or implied, other than the obligation to pay money, shall be suspended during such time and to the extent that it is prevented from or substantially hindered in performing any such obligation by war or war conditions, fire or acts of nature, strikes or other labor controversies, accident, riots, or civil commotion, casualty, government regulation or interference, inability to obtain labor, material or equipment an the open market, or delay of carrier, or other cause, similar or dissimilar, whether or not the same could have been foreseen or prevented.

18.  Notices

All written notices hereunder shall, unless otherwise provided, be mailed by registered mail to the addresses following, until some other address is designated in a notice so given.


If to Owner:  Heidelberg Silver Mining Company
              Attention:  Charles W. Anthony
              613 Road 37
              Pasco, Washington   99301

If to Lessee:  Pacific Coast Mines, Inc.
               3075 Wilshire Boulevard
               Los Angeles, California   90010
               Attention:  Land Department

19.  Whole Agreement


Submission page 67 of 98

          The parties hereto agree that the whole agreement between them is written herein and in a short form lease agreement of even date which is intended to be recorded and that agreement together with this agreement shall constitute the entire contract between the parties.

20.  Assignment

This Lease shall be binding upon and inure to the benefit of the respective parties hereto, and their personal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

OWNER:                                    LESSEE:

HEIDELBERG SILVER MINING COMPANY, INC.    PACIFIC COAST MINES, INC.


By:____________________________________   By:_________________________________
R.C. Munro, Vice President, Exploration


Attest: _______________________________   Attest:_____________________________
W.A. Ackerman, Secretary

STATE OF WASHINGTON     )
                        )ss.
County of Benton        )

     On this ______ day of ____________________, 19___, before me the undersigned, a notary public for the County aforesaid, appeared
________________________________________, whose name is signed to the writing above, and acknowledged to me that he executed the same.
     Witness my hand and official seal hereto affixed the day and year first above written.

     My commission expires: _________________________.

     ____________________________________
     NOTARY PUBLIC in and for the State of
     Washington, County of Benton.



STATE OF CALIFORNIA     )
                        )ss.
County of Los Angeles   )


     On this _______ day of November in the year 1984, before me, Jane D. Henry personally appeared R. C. Munro and W. A. Ackerman, personally known to me to be the persons who executed the within instrument as Vice President, Exploration, and Secretary or on behalf of the corporation therein named and acknowledged to me that the corporation executed it.

     __________________________________________
     NOTARY PUBLIC n and for the State
     of California, County of Los Angeles

Submission page 68 of 98

EXHIBIT "A"


UNPATENTED MINING CLAIMS
SANDERS COUNTY, MONTANA



     Claim Name           BLM Serial Number
     -----------------    ---------------------

     Rock Lake #1          M MC     63949
     Rock Lake #2          M MC     63950
     Grizzly Gold          M MC     63955
     Council Gap           M MC     63957
     Dorthy                M MC     63959
     Silver Dream          M MC     63958
     Rock Lake             M MC     63948
     Duke                  M MC     63944
     Hyjacker              M MC     63956
     Tom                   M MC     63960
     Jim                   M MC     63961


EXHIBIT "B"

1.  Net Profits

Net profits shall be determined by deducting from gross revenues all costs and expensed, as defined in Paragraph 3 below, incurred by Lessee in connection with or directly attributable to the exploration, development, construction, exploitation, and marketing of Product from the claims.

2.  Gross Revenues

Gross revenues shall man the aggregate &Hunts received by Lessee from the sale of Mineral Product from the claims.

3.  Costs and Expenses

Costs and expenses in connection with or directly attributable to the exploration, development, construction, exploitation, processing, and marketing of Product from the claims shall be all those costs and expenses, both capital and non-capital, including Lessee's original capital investment in developing a Mine an the claims paid or incurred by Lessee in the exploration, development, construction, exploitation, processing, and marketing of Product from the claims from the effective date of the Agreement. If Owner's claims contain reserves of Mineral Product which are less than the total reserves identified for development of a Mine, then costs and expenses will be allocated to Owner's claims in the proportion that the reserves present an Owner's claims bear to the total reserves of Mineral Product. "Reserves" shall tons of proven ore as identified through drilling or mining operations. Costs and expenses shall include, but not be limited to:

Submission page 69 of 98

(a) Salaries and wages of employees of Lessee who are engaged in the performance of work related to and who are employed at the claims and the pro rata portion of salaries and wages of employees of Lessee who are temporality assigned to perform work for the direct benefit of the claims, including technical, clerical, secretarial or supervisory personnel.

(b) The costs to Lessee of all employee benefit plans, policies and services provided by Lessee to its employees that are applicable to the salaries and wages under (a) above.

(d)     The cost of personnel travel and moving costs.

(e) The cost of any mill or plant, irrespective of location, acquired or constructed to process ores from the claims.

(f)     The cost of all materials, equipment and supplies.

(g)     The cost of environmental control as my be required.

(h) All costs of services of third parties procured by Lessee including costs of contract billing, contract shaft sinking, and contract development; outside consultants and auditors and related expenses; and other third party costs.

(i) All costs of use (i.e., rental or royalty costs) of devices, equipment, automobiles, aircraft, instruments and other personalty; and of offices and other realty.

(j) All taxes, assessments, fees, duties, or other charge (including royalties) levied by any governmental authority having jurisdiction and authority, and including all costs of maintaining the claims in good standing, excluding only taxes on income.

(k) All costs of utilities (electric power, heat, water, and telephone), administration and insurance.

(1) All costs of refining and melting or other treatment costs, including the cost of transportation, if any, of the Product to the purchaser.

(m) All costs and expenses incurred in selling the Product to the purchaser.

(n)     All uninsured losses.

(o) Financing and interest charges incurred in respect of borrowed moneys for developing the claims and any mill or plant irrespective of location acquired or constructed to process ores from the claims.

(p) Any net loss incurred during an accounting period shall be carried forward and applied to reduce Net Profits, if any, realized during ensuing accounting periods.

(q)     A reasonable allocation of administration and overhead expenses.

(r) All salaries, remuneration and fringe benefits, shipping expenses, legal expenses, incorporation expenses, costs associated with shutdown once production ceases.



Submission page 70 of 98

(s) All other charges and expenses usually made or incurred to a like operation and accounted for in accordance with generally accepted accounting principles.

4.  Accounting Procedure

Lessee shall maintain separate books and accounts relating to the mining and sale of Product and to operations on or for the benefit of the claims, and Owner shall have the right to examine, copy and audit such books and accounts at any reasonable time during normal business hours. Except as otherwise provided herein, the accounting procedures, policies and conventions to be applied and followed in computing Net Profits shall be in accordance with generally accepted accounting principles consistently applied.

5.  Distribution of Net Profits

 Owner's share of Net Profits realized during any calendar quarter shall be distributed to Owner within forty-five (45) days following the end of such calendar quarter. Such distributions of Net Profits shall be accompanied by a statement showing in reasonable detail the derivation of Net Profits. Statements for the first, second, and third quarters of each calendar year and the accompanying distributions to Owner shall be provisional pending final determination of Net Profits for the entire calendar year.

                                 AMENDMENT

In consideration of the mutual covenants and promises herein contained, and as an amendment to that certain Lease and Option to Purchase Agreement between the undersigned parties dated November 8, 1984, the parties hereto agree as follows:

Section 3 entitled "Net Profits Interest, Recovery of Investment, and Minimum Payments", and more specifically Subsection (a) thereof entitled "Net Profits Interest", is hereby amended to read as follows:

3. Net Profits Interest, Recovery of Investment, and
Minimum Payments.

(a) Net Profits Interest. From and after such time as Lessee shall have recovered its Investment, as hereinafter defined, Owner shall have twenty percent (20%) Net Profits Interest in the claims, said twenty percent (20%) Net Profits Interest shall continue to be due under all circumstances even if Owner's claims are lost or invalidated through any governmental action, or Lessee asserts extralateral rights to mine areas appurtenant to Lessee's HR claims. The said Net Profits Interest shall be calculated and paid by Lessee in the manner set forth in Exhibit "B" attached hereto, for any minerals removed and sold by Lessee from beneath the vertical boundaries of the claims listed in Exhibit "A", attached hereto, as they existed of record on the date of this Agreement. The claims to which this subsection refers are depicted on the map attached hereto as Exhibit "C". The provisions of this Section 3(a) shall survive the termination of this Agreement.

It is agreed by the parties hereto that this Amendment effects only Section 3(a) of said Lease and Option to Purchase Agreement and all other provisions of the Agreement shall remain unaffected by this Amendment and shall continue to be binding obligations of the parties.


Submission page 71 of 98

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on this 7th day of 1986.

OWNER:           HEIDELBERG MINING COMPANY, INC.

                 By:___________________________________
                    CHARLES ANTHONY

ATTEST:

LESSEE:          PACIFIC COAST MINES, INC.

                 By: __________________________________

ATTEST:























This space intentionally left blank.

















Submission page 72 of 98